EXECUTION COPY

SPLIT-OFF AGREEMENT

This SPLIT-OFF AGREEMENT, dated as of October 27, 2011 (this “Agreement”), is entered into by and among Mojo Ventures, Inc., a Delaware corporation (“Mojo”), SBSI Acquisition Corp., a Nevada corporation (“SBSI”), Mojo Organics, Inc., a Delaware corporation (“Mojo Sub”), and each of the persons named on Exhibit A attached hereto (“Buyers”).

RECITALS:

WHEREAS, Mojo is the owner of all of the issued and outstanding capital stock of SBSI;

WHEREAS, Buyers desire to purchase the Shares (as defined in Section 3.1) from Mojo, and to assume, as between Mojo and Buyers, all responsibility for any debts, obligations and liabilities of SBSI, and of Mojo insofar as they relate to SBSI or its business or assets, on the terms and subject to the conditions specified in this Agreement;

WHEREAS, contemporaneously with the foregoing, the parties have agreed that SBSI will assign to Mojo Sub certain assets of SBSI as specified herein; and

WHEREAS, Mojo desires to sell and transfer the Shares to Buyers, on the terms and subject to the conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

I.    ASSIGNMENT AND ASSUMPTION OF ASSETS AND LIABILITIES.

II.    Subject to the terms and conditions provided below:

2.1    Assignment of Assets.  SBSI hereby assigns, conveys and transfers to Mojo Sub, free and clear of all liens, claims or encumbrances, and Mojo Sub hereby receives, acquires and accepts, as of the Closing (as defined below), all of SBSI’s rights, title and interest in, to and under the following assets (the “Assigned Assets”):

(a) Intellectual Property

The Intellectual Property (as defined below).  As used herein, the “Intellectual Property” means all worldwide intellectual property rights related to the items listed on Exhibit B hereto, including all U.S. and foreign Patent Rights, Trademark Rights, Copyrights and Claim Rights (each as defined below).

“Patent Rights” mean all U.S. and foreign patent applications, as identified on Exhibit B hereto, including all inventions, invention disclosures, formulae, formulations, processes, methods, trade secrets, manufacturing research and similar technical information, engineering know-how, assembly and test data, and drawings related thereto.

“Trademark Rights” means all trademark applications as identified on Exhibit B hereto, including all existing trademarks (including common law trademarks), logos and other trade designations related thereto, and their respective registrations and applications, and all goodwill associated therewith.

“Copyrights” means copyrights (excluding software) related to the website for PINCH Sweetener as identified on Exhibit B hereto.

“Claim Rights” means all claims of or by Split-Off Subsidiary against third parties for present or future infringements of the Patent Rights, the Trademark Rights and the Copyrights and the right to collect damages therefore.

(b)  Domain Names/URLs

All websites, domain names and uniform resource locators (also known as URLs) and all related rights thereto used by SBSI in the operation of its business relating to the Intellectual Property, including, without limitation, www.pinchsweetener.com (the “Domain Names”).

(c)  Successor-in-Interest

All agreements (written or oral), contracts, documents, records, files, rights, claims, choses in action, licenses (including software licenses), purchase orders, customer orders, work orders, representations, warranties, covenants and guaranties related to the Intellectual Property and the Domain Names.  Mojo Sub shall be the successor-in-interest to the business of SBSI as it relates to the Intellectual Property and the Domain Names.

2.2    Assignment and Assumption of Liabilities.  Mojo and Mojo Sub hereby assign to SBSI, and SBSI hereby assumes and agrees to pay, honor and discharge (a) all debts, adverse claims, liabilities, judgments and obligations of Mojo and Mojo Sub as of the Closing, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including the common law) or any rule or regulation of any governmental entity or imposed by any court or any arbitrator in a binding arbitration, in each case resulting from, arising out of or relating to, directly or indirectly, the assets, activities, operations, actions or omissions of Mojo, Mojo Sub and SBSI, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, but excluding in all cases (i) the obligations of Mojo and Mojo Sub under this Agreement and the Instruments of Assignment (as defined below), and (ii) debts, adverse claims, liabilities, judgments and obligations solely relating to the Assigned Assets and arising after the Closing (as defined below), and (b) accrued liabilities of Mojo in the amount of $72,500 for legal services and expenses due to Gottbetter & Partners, LLP with all of the foregoing (other than such excluded items) being referred to herein as the “Mojo Assigned Liabilities”.

The assignments and assumptions of assets and liabilities provided for in this Article I are referred to as the “Assignment.”

III. PURCHASE AND SALE OF STOCK.

3.1    Purchased Shares.  Subject to the terms and conditions provided below, Mojo shall sell and transfer to Buyers and Buyers shall purchase from Mojo, on the Closing Date (as defined in Section 4.1), all of the issued and outstanding shares of capital stock of SBSI (the “Shares”), pro rata in proportion to the number of each Buyer’s Purchase Price Securities (as defined below), as set forth in Exhibit A attached hereto.

3.2    Purchase Price.  The purchase price for the Shares shall be the transfer and delivery by each Buyer to Mojo of the type and number of shares of common stock of Mojo that such Buyer owns (the “Purchase Price Securities”), as set forth in Exhibit A attached hereto, deliverable as provided in Section 4.3, which aggregate to 24,192,747 shares of common stock of Mojo.

IV. CLOSING.

4.1    Closing.  The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place as soon as practicable following the execution of this Agreement.  The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

4.2    Transfer of Shares.  At the Closing, Mojo shall deliver to each Buyer certificates representing the Shares purchased by such Buyer, duly registered in the name of such Buyer or as directed by such Buyer, which delivery shall vest such Buyer with good and marketable title to such Shares, free and clear of all liens and encumbrances.

4.3    Delivery of Purchase Price Securities.  At the Closing, each Buyer shall deliver to Mojo a certificate or certificates representing such Buyer’s Purchase Price Securities duly endorsed to Mojo with signatures guaranteed by a member of the “Medallion” program, which delivery shall vest Mojo with good and marketable title to the Purchase Price Securities, free and clear of all liens and encumbrances.

4.4    Delayed Deliveries.  The Parties agree that Closing shall occur when Buyers deliver certificates for Purchase Price Securities as described in Section 4.3 representing at least 20,966,496 shares of Mojo common stock.  SBSI covenants and agrees that it will deliver the balance of the certificates representing Purchase Price Securities (3,226,251 shares of Mojo common stock) as described in Section 4.3 within 30 days after the Closing.  No Buyer shall receive the Shares being purchased by such Buyer until certificates representing such Buyer’s Purchase Price Securities have been delivered as described in Section 3.3.  Each Buyer who delivers Purchase Price Securities after the Closing shall execute a signature page to this Agreement and become a party hereto.

4.5    Options and Warrants.

(a) When each Buyer delivers certificates for such Buyer’s Purchase Price Securities as described in Section 4.3, any and all outstanding options to purchase capital stock of Mojo issued by Mojo that remain unexercised (“Mojo Options”), whether vested or unvested, shall be canceled and exchanged for options to purchase capital stock of SBSI (“SBSI Options”) without further action by the holder thereof.  Each SBSI Option shall constitute an option to acquire such number and kind of shares of capital stock of SBSI as is equal to the number and kind of shares of capital stock of Mojo subject to the unexercised portion of the Mojo Option.  The exercise price per share of each SBSI Option shall be equal to the exercise price of the Mojo Option.  Such SBSI Options shall be subject to any equity plan of Mojo under which they were originally issued, and that plan’s terms, exercisability, vesting schedule, which plan shall be adopted and assumed by SBSI.

(b) As soon as practicable after Buyer’s delivery of certificates for such Buyer’s Purchase Price Securities, SBSI shall take appropriate actions to collect the Mojo Options and the agreements evidencing the Mojo Options, which shall be deemed to be canceled and shall entitle the holder only to exchange the Mojo Options for SBSI Options.

(c) When each Buyer delivers certificates for such Buyer’s Purchase Price Securities as described in Section 4.3, any and all outstanding warrants to purchase capital stock of Mojo issued by Mojo that remain unexercised (“Mojo Warrants”) shall be canceled and exchanged for warrants to purchase capital stock of SBSI (“SBSI Warrants”) without further action by the holder thereof.  Each SBSI Warrant shall constitute a warrant to acquire such number and kind of shares of capital stock of SBSI as is equal to the number and kind of shares of capital stock of Mojo subject to the unexercised portion of the Mojo Warrant, on substantially the same terms and conditions as the Mojo Warrant.  The exercise price per share of each SBSI Warrant shall be equal to the exercise price of the Mojo Warrant.

(d) As soon as practicable after Buyer’s delivery of certificates for such Buyer’s Purchase Price Securities, SBSI shall take appropriate actions to collect the Mojo Warrants and the agreements evidencing the Mojo Warrants, which shall be deemed to be canceled and shall entitle the holder only to exchange the Mojo Warrants for SBSI Warrants.

(e) SBSI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SBSI capital stock for delivery upon exercise of (i) the SBSI Options to be issued for the Mojo Options and (ii) the SBSI Warrants to be issued for the Mojo Warrants, in accordance with this Section.

4.6    Transfer of Records.  (a)  On or before the Closing, Mojo shall transfer to SBSI all existing corporate books and records in Mojo’s possession relating to SBSI and its business (excluding the Assigned Assets), including but not limited to all agreements, litigation files, real estate files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Mojo and SBSI, only copies of such documents need be furnished.

(b)  On or before the Closing, Buyers and SBSI shall transfer to Mojo all existing corporate books and records in the possession of Buyers or SBSI relating to Mojo and the Assigned Assets, including but not limited to all corporate minute books, stock ledgers, certificates and corporate seals of Mojo, correspondence with Mojo’s stockholders and all agreements, litigation files, tax returns and tax files, real property files, personnel files and filings and correspondence with governmental agencies (including but not limited to the SEC); provided, however, when any such documents relate to both Mojo and SBSI or its business, only copies of such documents need be furnished.

4.7    Instruments of Assignment.  At the Closing, Mojo and SBSI shall deliver to each other such executed instruments providing for the Assignment as the other may reasonably request (the “Instruments of Assignment”), including, without limitation, an Assignment of Trademarks substantially in the form of Exhibit C hereto, an Assignment of Patents substantially in the form of Exhibit D hereto, and a Domain Name Assignment substantially in the form of Exhibit E.  SBSI shall take all reasonable additional steps as may be necessary to put Mojo Sub in possession and operating control of the Assigned Assets at the Closing.  All expenses associated with such transfers and assignments shall be borne by SBSI.

V.    BUYERS’ REPRESENTATIONS AND WARRANTIES.  Each Buyer represents and warrants to Mojo and Mojo Sub that:

5.1    Capacity and Enforceability.  Buyer has the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by Buyer at the Closing pursuant to the transactions contemplated hereby.  This Agreement and all such documents constitute valid and binding agreements of Buyer, enforceable in accordance with their terms.

5.2    Compliance.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law or regulation to which Buyer is a party or by which Buyer is bound.

5.3     Purchase for Investment.  Buyer is financially able to bear the economic risks of acquiring the Shares and the other transactions contemplated hereby, and has no need for liquidity in his investment in the Shares.  Buyer has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of SBSI (after giving effect to the Assignment), so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares and the other transactions contemplated hereby.  Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.  Buyer is acquiring the Shares solely for his own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. Buyer has (i) received all the information he has deemed necessary to make an informed decision with respect to the acquisition of the Shares and the other transactions contemplated hereby; (ii) had an opportunity to make such investigation as he has desired pertaining to SBSI (after giving effect to the Assignment) and the acquisition of an interest therein and the other transactions contemplated hereby, and to verify the information which is, and has been, made available to him; and (iii) had the opportunity to ask questions of Mojo concerning SBSI (after giving effect to the Assignment).  Buyer acknowledges that he has adequate knowledge of the business, operations and financial affairs of SBSI (after giving effect to the Assignment).  Buyer has received no public solicitation or advertisement with respect to the offer or sale of the Shares. Buyer realizes that the Shares are “restricted securities” as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, the resale of the Shares is restricted by federal and state securities laws and, accordingly, the Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale.  Buyer understands that any resale of the Shares by him must be registered under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for SBSI at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws).  Buyer acknowledges and consents that certificates now or hereafter issued for the Shares will bear a legend substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTIONS AFFORDED BY SECTION 4(1) OF THE SECURITIES ACT AND RULE 144 THEREUNDER). AS A PRECONDITION TO ANY SUCH TRANSFER, THE ISSUER OF THESE SECURITIES SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AND/OR SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY THERETO THAT ANY SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES LAWS.

Buyer understands that the Shares are being sold to him pursuant to the exemption from registration contained in Section 4(1) of the Securities Act and that Mojo is relying upon the representations made herein as one of the bases for claiming the Section 4(1) exemption.

5.4    Liabilities.  Following the Closing, Mojo will have no liability for any debts, liabilities or obligations of SBSI or its business or activities, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Mojo directly or indirectly in relation to SBSI or its business and that may survive the Closing.

5.5    Title to Purchase Price Securities.  Each Buyer is the sole record and beneficial owner of his Purchase Price Securities, and such Purchase Price Securities constitute all securities of Mojo owned by such Buyer. At Closing, Buyer will have good and marketable title to his Purchase Price Securities, which Purchase Price Securities are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Mojo, except for restrictions on transfer as contemplated by applicable securities laws.

VI.    MOJO’S REPRESENTATIONS AND WARRANTIES.  Mojo represents and warrants to Buyers and SBSI that:

6.1    Organization and Good Standing.  Mojo is a corporation duly incorporated, validly existing, and in good standing under the laws of their respective states of incorporation.

6.2    Authority and Enforceability.  The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Mojo and all such documents constitute valid and binding agreements of Mojo enforceable in accordance with their terms.

6.3    Title to Shares.  Mojo is the sole record and beneficial owner of the Shares.  At Closing, Mojo will have good and marketable title to the Shares, which Shares are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Buyers, except for restrictions on transfer as contemplated by Section 5.3 above.  The Shares are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities of SBSI and constitute all of the issued and outstanding shares of capital stock of SBSI.

6.4    WARN Act.  SBSI does not have a sufficient number of employees to make it subject to the Worker Adjustment and Retraining Notification Act.

VII.    SBSI’S REPRESENTATIONS AND WARRANTIES.  SBSI represents and warrants to Mojo, Mojo Sub and Buyers that:

7.1    Organization and Good Standing.  SBSI is a corporation duly incorporated, validly existing, and in good standing under the laws of their respective states of incorporation.

7.2    Authority and Enforceability.  The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by SBSI and all such documents constitute valid and binding agreements of SBSI enforceable in accordance with their terms.

7.3    Intellectual Property.  To the knowledge of SBSI: (a) SBSI owns or otherwise holds valid rights to use all Intellectual Property and all other Assigned Assets, (b) all Intellectual Property and all other Assigned Assets are valid, subsisting and enforceable, and (c) no Intellectual Property or other Assigned Asset is subject to any outstanding order or judgment restricting its use or adversely affecting its rights thereto.  To the knowledge of SBSI, the Intellectual Property and the use thereof does not infringe or violate the intellectual property rights of any third parties.  There exists no lien in favor of any third party specific to any of the Intellectual Property or any other Assigned Asset, and SBSI has not licensed, transferred or assigned to any third party any right, title or interest in or to the Intellectual Property or any other Assigned Asset.

7.4    Domain Name.  To the knowledge of SBSI: (a) SBSI owns or otherwise holds valid rights to use the Domain Names, (b) the Domain Names are valid, subsisting and enforceable, and (c) the Domain Names are not subject to any outstanding order or judgment restricting its use or adversely affecting its rights thereto.  To the knowledge of SBSI, the Domain Names do not infringe or violate the domain name rights of any third parties.  There exists no lien in favor of any third party specific to the Domain Name, and SBSI has not licensed, transferred or assigned to any third party any right, title or interest in or to the Domain Name.

7.5    Delivery of Documents.  SBSI shall deliver at the Closing the Assignment of Trademarks, the Assignment of Patents and the Domain Name Assignment executed by SBSI, and the delivery of such assignment documents shall be a condition to Mojo’s and Mojo Sub’s performance of their obligations to be performed at the Closing.

7.6    Liabilities.  Following the Closing, Mojo will have no liability for any debts, liabilities or obligations of SBSI or its business or activities, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Mojo directly or indirectly in relation to SBSI or its business and that may survive the Closing.

7.7    Covenants Not To Compete. SBSI hereby agrees that, for a period of 18 months from the filing date of the Patents (September 12, 2011), it shall not: (a) disclose all or any part of the Patent technology to others; (b) design, create, manufacture, sell or otherwise deal with any item or product containing, based upon or derived from the Patent technology.  SBSI further agrees that it shall not use the Trademarks, or use or register any trademark or trade name which is similar to the Trademarks, or which is likely to cause confusion as to the origin of the goods in connection with which such similar trademark is used.

VIII.    OBLIGATIONS OF BUYERS PENDING CLOSING.  Each Buyer covenants and agrees that between the date hereof and the Closing:

8.1    Not Impair Performance.  Buyer shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by any party herein not to be true, correct and accurate as of the Closing, or in any way impairing the ability of Mojo to satisfy its obligations as provided in Article IX.

8.2    Assist Performance.  Buyer shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Mojo’s obligations to consummate the transactions contemplated hereby which are dependent upon actions of Buyer and to make and/or obtain any necessary filings and consents in order to consummate the sale transaction contemplated by this Agreement.

IX.    OBLIGATIONS OF MOJO PENDING CLOSING.  Mojo covenants and agrees that between the date hereof and the Closing:

9.1    Business as Usual.  SBSI shall operate and Mojo shall cause SBSI to operate in accordance with past practices and shall use best efforts to preserve its goodwill and the goodwill of its employees, customers and others having business dealings with SBSI. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, SBSI shall (a) make all normal and customary repairs to its equipment, assets and facilities, (b) keep in force all insurance, (c) preserve in full force and effect all material franchises, licenses, contracts and real property interests and comply in all material respects with all laws and regulations, (d) collect all accounts receivable and pay all trade creditors in the ordinary course of business at intervals historically experienced, and (e) preserve and maintain SBSI’s assets in their current operating condition and repair, ordinary wear and tear excepted. From the date of this Agreement until the Closing Date, SBSI shall not (i) amend, terminate or surrender any material franchise, license, contract or real property interest, or (ii) sell or dispose of any of its assets except in the ordinary course of business. Neither SBSI nor Buyers shall take or omit to take any action that results in Mojo incurring any liability or obligation prior to or in connection with the Closing.

9.2    Not Impair Performance.  Mojo shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by any party herein not to be materially true, correct and accurate as of the Closing, or in any way impairing the ability of Buyers to satisfy his obligations as provided in Article VII.

9.3    Assist Performance.  Mojo shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Buyers’ obligations to consummate the transactions contemplated hereby which are dependent upon the actions of Mojo and to work with Buyers to make and/or obtain any necessary filings and consents. Mojo shall cause SBSI to comply with its obligations under this Agreement.

X.    MOJO’S AND SBSI’s CONDITIONS PRECEDENT TO CLOSING.  The obligations of Mojo, Mojo Sub and SBSI to close the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any or all of which may be waived by Mojo in writing):

10.1    Representations and Warranties; Performance.  All representations and warranties of Buyers contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing.  Buyers and SBSI shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by Buyers or SBSI at or prior to the Closing.

10.2    Additional Documents.  Each Buyer shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of his obligations hereunder.

10.3    Release by SBSI.  At the Closing, SBSI shall execute and deliver to Mojo a general release which in substance and effect releases Mojo from any and all liabilities and obligations that Mojo may owe to SBSI in any capacity, and from any and all claims that SBSI may have against Mojo or its officers, directors, stockholders, employees and agents (other than those arising pursuant to this Agreement or any document delivered in connection with this Agreement).

10.4    Release by MOJO.  At the Closing, MOJO shall execute and deliver to SBSI a general release which in substance and effect releases SBSI from any and all liabilities and obligations that SBSI may owe to MOJO in any capacity, and from any and all claims that MOJO may have against SBSI or its officers, directors, stockholders, employees and agents (other than those arising pursuant to this Agreement or any document delivered in connection with this Agreement).

XI.    BUYERS’ CONDITIONS PRECEDENT TO CLOSING.  The obligation of each Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any and all of which may be waived by such Buyer in writing):

11.1    Representations and Warranties; Performance.  All representations and warranties of Mojo contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.  Mojo shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by Mojo at or prior to the Closing.

11.2    Additional Documents.  Each of Mojo and SBSI shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of his obligations hereunder.

XII.    OTHER AGREEMENTS.

12.1    Expenses.  Except as otherwise provided herein, each party hereto shall bear its own expenses in connection with this Agreement and with the performance of its obligations hereunder.

12.2    Confidentiality.  Buyers shall not make any public announcements concerning this transaction without the prior written agreement of Mojo, other than as may be required by applicable law or judicial process. If for any reason the transactions contemplated hereby are not consummated, then Buyers shall return any information received by Buyers from Mojo or SBSI, and Buyer shall cause all confidential information obtained by Buyers concerning SBSI and its business to be treated as such.

12.3    Brokers’ Fees.  In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

12.4    Access to Information Post-Closing; Cooperation.

(a) Following the Closing, Buyers and SBSI shall afford to Mojo and its authorized accountants, counsel and other designated representatives, reasonable access (and including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to allow records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) within the possession or control of Buyers or SBSI relating to the Assigned Assets or insofar as such access is reasonably required by Mojo. Information may be requested under this Section 12.4(a) for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby.  No files, books or records of SBSI existing at the Closing Date shall be destroyed by Buyers or SBSI after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Mojo at least 30 days’ prior written notice, during which time Mojo shall have the right to examine and to remove any such files, books and records prior to their destruction.

(b) Following the Closing, Mojo shall afford to SBSI and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) duplicating rights during normal business hours to Information within Mojo’s possession or control relating to the business of SBSI. Information may be requested under this Section 12.4(b) for, without limitation, audit, accounting, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.  No files, books or records of SBSI existing at the Closing Date shall be destroyed by Mojo after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Buyers at least 30 days prior written notice, during which time Buyers shall have the right to examine and to remove any such files, books and records prior to their destruction.

(c) At all times following the Closing, Mojo, Buyers, SBSI and Mojo Sub shall use their reasonable efforts to make available to the other party on written request, the current and former officers, directors, employees and agents of Mojo, Mojo Sub or SBSI for any of the purposes set forth in Section 12.4(a) or (b) above or as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which Mojo or SBSI may from time to time be involved.

(d) The party to whom any Information or witnesses are provided under this Section 12.4 shall reimburse the provider thereof for all out-of-pocket expenses actually and reasonably incurred in providing such Information or witnesses.

(e) Mojo, Buyers, SBSI, Mojo Sub and their respective employees and agents shall each hold in strict confidence all Information concerning the other party in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons with whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law.

(f) Mojo, Buyers, SBSI and Mojo Sub shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

12.5 Guarantees, Surety Bonds and Letter of Credit Obligations.  In the event that Mojo is obligated for any debts, obligations or liabilities of SBSI by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Mojo on or prior to the Closing Date, Buyers and SBSI shall use their best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Mojo from any liability thereunder following the Closing. Buyers and SBSI, jointly and severally, shall be responsible for, and shall indemnify, hold harmless and defend Mojo from and against, any costs or losses incurred by Mojo arising from such bonds, letters of credits and guarantees and any liabilities arising therefrom and shall reimburse Mojo for any payments that Mojo may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

12.6    Filings and Consents.  Each Buyer, at its risk, shall determine what, if any, filings and consents must be made and/or obtained prior to Closing to consummate the purchase and sale of the Shares. Each Buyer shall indemnify the Mojo Indemnified Parties (as defined in Section 14.1 below) against any Losses (as defined in Section 14.1 below) incurred by such Mojo Indemnified Parties by virtue of the failure to make and/or obtain any such filings or consents. Recognizing that the failure to make and/or obtain any filings or consents may cause Mojo to incur Losses or otherwise adversely affect Mojo, Buyers and SBSI confirm that the provisions of this Section 12.6 will not limit Mojo’s right to treat such failure as the failure of a condition precedent to Mojo’s obligation to close pursuant to Article X above.

12.7    Insurance.  Each Buyer acknowledges that on the Closing Date, effective as of the Closing, any insurance coverage and bonds provided by Mojo for SBSI, and all certificates of insurance evidencing that SBSI maintains any required insurance by virtue of insurance provided by Mojo, will terminate with respect to any insured damages resulting from matters occurring subsequent to Closing.

12.8    Agreements Regarding Taxes.

(a) Tax Sharing Agreements.  Any tax sharing agreement between Mojo and SBSI is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(b) Returns for Periods Through the Closing Date.  Mojo will include the income and loss of SBSI (including any deferred income triggered into income by Reg. §1.1502-13 and any excess loss accounts taken into income under Reg. §1.1502-19) on Mojo’s consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Mojo and SBSI agree to allocate income, gain, loss, deductions and credits between the period up to Closing (the “Pre-Closing Period”) and the period after Closing (the “Post-Closing Period”) based on a closing of the books of SBSI, and both Mojo and SBSI agree not to make an election under Reg. §1.1502-76(b)(2)(ii) to ratably allocate the year’s items of income, gain, loss, deduction and credit. Mojo, SBSI and Buyers agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyers’ purchase of the Shares on SBSI’s tax returns to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B). Each Buyer agrees to indemnify Mojo for any additional tax owed by Mojo (including tax owned by Mojo due to this indemnification payment) resulting from any transaction engaged in by SBSI during the Pre-Closing Period or on the Closing Date after such Buyer’s purchase of the Shares. SBSI will furnish tax information to Mojo for inclusion in Mojo’s consolidated federal income tax return for the period which includes the Closing Date in accordance with SBSI’s past custom and practice.

(c) Audits.  Mojo will allow SBSI and its counsel to participate at SBSI’s expense in any audits of Mojo’s consolidated federal income tax returns to the extent that such audit raises issues that relate to and increase the tax liability of SBSI. Mojo shall have the absolute right, in its sole discretion, to engage professionals and direct the representation of Mojo in connection with any such audit and the resolution thereof, without receiving the consent of Buyers or SBSI or any other party acting on behalf of Buyers or SBSI, provided that Mojo will not settle any such audit in a manner which would materially adversely affect SBSI after the Closing Date unless such settlement would be reasonable in the case of a person that owned SBSI both before and after the Closing Date, or unless the SBSI consents, such consent not to be unreasonably withheld. In the event that after Closing any tax authority informs Buyers or SBSI of any notice of proposed audit, claim, assessment or other dispute concerning an amount of taxes which pertain to Mojo, or to SBSI during the period prior to Closing, Buyers or SBSI must promptly notify Mojo of the same within 15 calendar days of the date of the notice from the tax authority. In the event Buyers or SBSI do not notify Mojo within such 15 day period, Buyers and SBSI, jointly and severally, will indemnify Mojo for any incremental interest, penalty or other assessments resulting from the delay in giving notice. To the extent of any conflict or inconsistency, the provisions of this Section 12.8 shall control over the provisions of Section 14.3 below.

(d) Cooperation on Tax Matters.  Buyers, Mojo and SBSI shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SBSI shall (i) retain all books and records with respect to tax matters pertinent to SBSI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Mojo, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Mojo reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Mojo so requests, Buyers agree to cause SBSI to allow Mojo to take possession of such books and records.

12.9    ERISA.  Effective as of the Closing Date, SBSI shall terminate its participation in, and withdraw from, any employee benefit plans sponsored by Mojo, and Mojo and Buyers shall cooperate fully in such termination and withdrawal. Without limitation, SBSI shall be solely responsible for (i) all liabilities under those employee benefit plans notwithstanding any status as an employee benefit plan sponsored by Mojo, and (ii) all liabilities for the payment of vacation pay, severance benefits, and similar obligations, including, without limitation, amounts which are accrued but unpaid as of the Closing Date with respect thereto. Buyers and SBSI acknowledge that SBSI is solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), to each person, if any, participating in an employee benefit plan subject to COBRA with respect to such employee benefit plan as of the Closing Date, including, without limitation, any person whose employment with SBSI is terminated after the Closing Date.

XIII.    TERMINATION.  This Agreement may be terminated at, or at any time prior to, the Closing by mutual written consent of Mojo and Buyers.

If this Agreement is terminated as provided herein, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party except to pay such expenses as are required of such party.

XIV.    INDEMNIFICATION.

14.1    Indemnification by SBSI and Buyers.  SBSI and each Buyer covenants and agrees to indemnify, defend, protect and hold harmless Mojo and Mojo Sub, and their respective officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, the “Mojo Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim (collectively, “Losses”) and regardless of any negligence of any Mojo Indemnified Party, incurred by any Mojo Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of SBSI or such Buyer set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of SBSI or Buyers to indemnify set forth in this Agreement) on the part of SBSI or such Buyer under this Agreement, (iii) any Mojo Assigned Liability or any other debt, liability or obligation of SBSI, (iv) the conduct and operations, whether before or after Closing, of (A) the business of Mojo pertaining to the Mojo Assigned Liabilities or (B) the business of SBSI, (v) the conduct and operations before Closing of (A) the business of Mojo, Mojo Sub or  SBSI, (vi) claims asserted, whether before or after Closing, (A) against SBSI or (B) pertaining to the Mojo Assigned Liabilities, or (vii)  claims arising before Closing (A) against Mojo or Mojo Sub or (B) pertaining to the Assigned Assets (viii) any federal or state income tax payable by Mojo and attributable to the transactions contemplated by this Agreement.  The obligations of SBSI and Buyers under this Section, as between Buyers and the Mojo Indemnified Parties, are joint and several.

14.2    Indemnification by Mojo and Mojo Sub.  Each of Mojo and Mojo Sub covenants and agrees to indemnify, defend, protect and hold harmless SBSI and each Buyer, and their respective officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, the “Buyer Indemnified Parties”) at all times from and after the date of this Agreement from and against all Losses and regardless of any negligence of any Buyer Indemnified Party, incurred by any Buyer Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of Mojo or Mojo Sub set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of Mojo or Mojo Sub to indemnify set forth in this Agreement) on the part of Mojo or Mojo Sub under this Agreement, (iii) any other debt, liability or obligation of Mojo or Mojo Sub arising after the Closing, (iv) the conduct and operations, after Closing, of  the Assigned Assets and the business of Mojo or Mojo Sub, (v) claims asserted after Closing and arising after the Closing (A) against Mojo or Mojo Sub or (B) pertaining to the Assigned Assets and Mojo Assigned Liabilities, or (vi) any federal or state income tax payable by Mojo and attributable to the transactions contemplated by this Agreement.  The obligations of Mojo and Mojo Sub under this Section, as between Buyers and the Mojo Indemnified Parties, are joint and several.

14.3    Third Party Claims.

(a) Defense.  If any claim or liability (a “Third-Party Claim”) should be asserted against any of the Mojo Indemnified Parties or Buyer Indemnified Parties (the “Indemnitee”) by a third party after the Closing for which a party has an indemnification obligation under the terms of Section 14.1 or Section 14.2, then the Indemnitee shall notify the party having such indemnification obligation (the “Indemnitor”) within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim in connection therewith and to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be borne by the Indemnitor. If the Indemnitor agrees to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitors.  Except as provided on subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

(b) Failure to Defend.  If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

14.4    Non-Third-Party Claims.  Upon discovery of any claim for which an Indemnitor has an indemnification obligation under the terms of Section 14.1 or Section 13.2 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to the Indemnitor of such claim and, in any case, shall give the Indemnitor such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to the indemnitor shall not excuse the Indemnitor from any indemnification liability except to the extent that Buyer is materially and adversely prejudiced by such failure.

14.5    Survival.  Except as otherwise provided in this Section 14.5, all representations and warranties made by Mojo, Buyers and SBSI in connection with this Agreement shall survive the Closing.  Anything in this Agreement to the contrary notwithstanding, the liability of all Indemnitors under this Article XIV shall terminate on the third (3rd) anniversary of the Closing Date, except with respect to (a) liability for any item as to which, prior to the third (3rd) anniversary of the Closing Date, any Indemnitee shall have asserted a Claim in writing, which Claim shall identify its basis with reasonable specificity, in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) liability of any party for Losses for which such party has an indemnification obligation, incurred as a result of such party’s breach of any covenant or agreement to be performed by such party after the Closing, (c) liability of an Indemnitor for Losses incurred by a Mojo Indemnified Party or Buyer Indemnified Party (as the case may be) due to breaches of its representations and warranties in Article V of this Agreement, and (d) liability of an Indemnitor for Losses arising out of Third-Party Claims for which such Indemnitor has an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party’s right to assert a Third-Party Claim bars assertion of such claim.

XV.    MISCELLANEOUS.

15.1    Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Mojo: Mojo Ventures, Inc. 560 Lexington Ave., 16th Fl. New York, NY 10022 Attn: Glenn Simpson, CEO Facsimile:	Copy to (which copy shall not constitute notice hereunder): Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022 Attention: Adam S. Gottbetter, Esq. Facsimile: 212.400.6901

If to Buyer or SBSI, addressed to: Specialty Beverage and Supplement Inc. 836 Grundy Avenue Holbrook,NY 11741 Attention: Peter Scalise Facsimile: 631-750-3088	With a copy to (which shall not constitute notice hereunder):

or to such other address as any party hereto shall specify pursuant to this Section 15.1 from time to time.

15.2    Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

15.3    Time.  Time is of the essence with respect to this Agreement.

15.4    Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.5    Further Acts and Assurances.  From and after the Closing, Mojo, Mojo Subsidiary, Buyers and SBSI agree that each will act in a manner supporting compliance, including compliance by its affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of another party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption including, but not limited to, filing Amendment(s) to Allege Use, Statement(s) of Use and/or Corrections, each with appropriate specimens, with the United States Patent and Trademark Office (“USPTO”) and take such other action or execute such other documents as such party may reasonably request in order more effectively (a) to convey, transfer to and vest in SBSI, and to put SBSI in possession of, all Mojo Assigned Liabilities, (b) to convey, transfer to and vest in Mojo Sub, and to put Mojo Sub in possession of, all Assigned Assets and (c) to convey, transfer to and vest in Mojo and Buyers, and to put them in possession of, the Purchase Price Securities and the Shares (respectively), and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of other Persons that is unobtainable, to use its best reasonable efforts to ensure that the assignee thereof receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

15.6    Post-Closing Cooperation.  After the Closing Date, SBSI shall, to the extent it is capable of doing so, provide Mojo Sub with such reasonable assistance (without charge) as may be requested by Mojo Sub in connection with USPTO filings relating to the Intellectual Property.

15.7    Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto.

15.8    Assignment.  No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties.

15.9    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

15.10    Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

15.11    Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

15.12    Specific Performance; Remedies.  Each of Mojo, Buyer and SBSI acknowledges and agrees that the other parties hereto would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Mojo, Buyer and SBSI agrees that each party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 15.9, in addition to any other remedy to which such party may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

15.13    Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the State of New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b) EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS BETWEEN THE PARTIES RELATING HERETO.  In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

15.14    Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.  Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Split-Off Agreement as of the day and year first above written.

MOJO VENTURES, INC.

By:	/s/ Peter Scalise III
Name: Peter Scalise III Title: CEO

SBSI ACQUISITION CORP.

By:	/s/ Peter Scalise III
Name: Peter Scalise III Title: CEO

MOJO ORGANICS, INC.

By:	/s/ Glenn Simpson
Name: Glenn Simpson Title: President and CEO

[signature pages continue]

BUYER

Name of Buyer:
Signature:

If Buyer is an entity,
Name and Title of Signatory:

EXHIBIT B

ASSIGNED ASSETS

Dispensing Cap Technology, including related trademarks and pending patents

PINCH Product Line, including related trademarks and pending patents

Domain Name – www.pinchsweetener.com

TRADEMARKS

A.	Applicant:	Specialty Beverage and Supplement Inc.
	Trademark:	PINCH ORGANICALLY SWEET
	Serial No.	85/352,556
	Filed:	June 22, 2011

B.	Applicant:	Applicant:Specialty Beverage and Supplement Inc.
	Trademark:	ALL YOU NEED IS A PINCH
	Serial No.	85/353,813
	Filed:	June 23, 2011

C.	Applicant:	Applicant:Specialty Beverage and Supplement Inc.
Trademark:
	Serial No.	85/354,385
	Filed:	June 23, 2011

D.	Applicant:	Applicant:Specialty Beverage and Supplement Inc.
Trademark:
	Serial No.	85/260,640
	Filed:	March 8, 2011

INVENTIONS/PATENT APPLICATIONS

A.	U.S. Provisional Application Serial No.:	61/381,580
	TITLE:	TAMPER-EVIDENT BOTTLE CAP HAVING A PRE-SEALED INSERTABLE STORAGE CHAMBER

	INVENTORS/ASSIGNORS:	Peter Scalise III
Richard Laveault
	ASSIGNEE:	Specialty Beverage and Supplement, Inc.

B.	U.S. Non-Provisional Application Ser. No.:	13/230,811
	TITLE:	TAMPER-EVIDENT BOTTLE CAP HAVING A PRE-SEALED INSERTABLE STORAGE CHAMBER
	INVENTORS/ASSIGNORS:	Peter Scalise III
Richard Laveault
	ASSIGNEE:	Specialty Beverage and Supplement, Inc.

C.	PCT International Application Ser. No.:	PCT/US2011/051272
	TITLE:	TAMPER-EVIDENT BOTTLE CAP HAVING A PRE-SEALED INSERTABLE STORAGE CHAMBER
	INVENTORS/ASSIGNORS:	Peter Scalise III
Richard Laveault
	ASSIGNEE:	Specialty Beverage and Supplement, Inc.